Exhibit 5.1
August 18, 2010
Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
Ladies and Gentlemen:
We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the merger of Grand Ohio, LLC (“MergerCo”), a Delaware limited liability company and a wholly owned subsidiary of the Partnership, with and into Buckeye GP Holdings L.P. (“Holdings”), a Delaware limited partnership, pursuant to an Agreement and Plan of Merger, dated as of June 10, 2010 (as amended, the “Merger Agreement”), by and among the Partnership, Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), MergerCo, Holdings, and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings. Under the Merger Agreement, all common units and management units of Holdings will be converted into limited partnership units representing limited partner interests in the Partnership (“Partnership LP Units”). We have also participated in the preparation of the Partnership’s registration statement (as amended as of the date hereof, the “Registration Statement”) on Form S-4 (File No. 333-168090) filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance of Partnership LP Units pursuant to the Merger Agreement.
In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, dated as of April 14, 2008 and effective as of January 1, 2007 which is currently in effect, (ii) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) in connection with the formation of the Partnership, (iii) the form of the Amended and Restated Agreement of Limited Partnership of the Partnership, which will become effective as of the Effective Time (as defined in the Merger Agreement), (iv) the Amended and Restated Limited Liability Company Agreement of the Partnership GP, as amended, dated as of August 9, 2006, (v) certain resolutions adopted by the Board of Directors of the Partnership GP and by the Audit Committee of the Board of Directors of the Partnership GP with respect to the Merger Agreement and the

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issuance of the Partnership LP Units contemplated thereby and (vi) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the Partnership GP and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership, the Partnership GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Partnership, the Partnership GP, and the directors and officers of the Partnership GP, had the power, corporate or otherwise, to execute and deliver such documents, and we have assumed the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and the Partnership GP and others and the disclosures made by the Partnership in the Registration Statement.
Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Partnership LP Units, upon completion of the Merger (as defined in the Merger Agreement) and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-303 and Section 17-607 of the Delaware Act).
The foregoing opinion is limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act and the federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ VINSON & ELKINS L.L.P. Vinson & Elkins L.L.P.